Media Contact: (609) 561-9000 ext. 4496
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Investor Contact: Dan Fidell
(609) 561-9000 ext. 7027
dfidell@sjindustries.com

FOR IMMEDIATE RELEASE

SJI Raises Dividend for 22nd Consecutive Year

FOLSOM, NJ, November 23, 2020 – SJI’s (NYSE: SJI) announced today that its board of directors voted to increase the company’s regular quarterly dividend from $0.2950 per share to $0.3025 per share. The new annualized dividend of $1.21 represents an increase of 2.54 percent per share over the previous level.

With this announcement, SJI has increased its dividend for 22 consecutive years.

Factors the board of directors consider when setting the dividend include future earnings expectations, payout ratio and dividend yield relative to those at peer companies, as well as returns available on other income-oriented investments.

The dividend is payable December 29, 2020 to shareholders of record at the close of business on December 10, 2020 with an ex-dividend date of December 9, 2020. This is SJI’s 69th consecutive year of paying dividends, reflecting the company’s commitment to a consistent, sustainable dividend.

About SJI
SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy services to its customers through three primary subsidiaries. SJI Utilities, SJI’s regulated natural gas utility business, delivers safe, reliable, affordable natural gas to approximately 700,000 South Jersey Gas and Elizabethtown Gas customers in New Jersey. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.

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